Exhibit 10.3
May 27, 2011
          Re: Employment Agreement
Dear Eric:
          This Letter Agreement, entered into effective as of the date hereof between you and Travelport Limited (“Travelport Ltd.”), memorializes certain agreements between Travelport Ltd. and you relating to your continued employment with Travelport Ltd. Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the employment agreement entered into between you and Travelport Ltd. dated August 3, 2009 (the “Employment Agreement”).
          1. Effective as of January 1, 2011, your Base Salary shall be at an annual rate of no less than $600,000. The amounts representing the increase in your base salary from January 1, 2011 through the date this change is processed shall be paid as soon as reasonably practicable following the date hereof.
          2. As soon as practicable following the date hereof, in recognition of your contribution to the sale of the GTA business, Travelport Ltd. or one of its subsidiaries shall pay to you a bonus equal to $2,000,000.00, less applicable withholdings and deductions.
          3. Your Employment Agreement is hereby amended to delete Section 7(c)(iii)(C) thereof; provided, however, subject to your execution, delivery and non-revocation of a General Release in accordance with the provisions of the Employment Agreement and continued compliance with any other applicable terms and conditions of the Employment Agreement, you shall be eligible for continued participation in the health and welfare benefits of Travelport Inc. (or its successor), a subsidiary of Travelport Ltd., for thirty-six (36) months at active employee rates in the event your employment is terminated without Cause or as a result of a Constructive Termination, in accordance with and subject to the terms of your Employment Agreement and the General Release.
          4. Section 7(c)(iii)(D) of the Employment Agreement is hereby amended to require your execution of a General Release (substantially in the form attached to the Employment Agreement) within forty-five (45) days following termination of employment (and non-revocation of such release) as a condition to the accelerated vesting of any equity-based awards, as described in such section.
          5. Upon your termination of employment, you will be paid your account balance under the Travelport Officer Deferred Compensation Plan (the “Deferred Compensation Plan”) in accordance with the terms of the Deferred Compensation Plan.
          6. By executing this Letter Agreement, you hereby acknowledge that no event or circumstance has occurred on or prior to the date hereof that would constitute a Constructive Termination within the meaning of your Employment Agreement and, by executing this Letter Agreement, you hereby release the Company and its affiliates from any and all claims under or in connection with your Employment Agreement arising from facts and circumstances occurring prior to your execution of this Letter Agreement.

          Please indicate your agreement and acceptance of the terms of this Letter Agreement by signing below. Except as modified by this Letter Agreement, the Employment Agreement is confirmed in all respects.

TRAVELPORT LIMITED
By:	/s/ Jeffrey J. Clarke
	Name:	Jeffrey J. Clarke
	Title:	President and CEO

ACCEPTED AND AGREED TO:
/s/ Eric J. Bock
Eric J. Bock

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